Renewal of Distribution Agreement

Agreement made this 7th day of August, 2018 by and between Nuveen Investment Funds, Inc. (formerly, First American Investment Funds, Inc.), a Corporation organized under the laws of Maryland (the “Fund”), and NUVEEN SECURITIES, LLC (formerly, Nuveen Investments, LLC), a Delaware limited liability company (the “Underwriter”);

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the “Agreement”) pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 7, 2018 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Directors of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 15, 2019 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 15, 2019 and ratify and confirm the Agreement in all respects.

NUVEEN INVESTMENT FUNDS, INC.

By:	/s/ Diana R. Gonzalez
Vice President
ATTEST:

/s/ Virginia O’Neal

NUVEEN SECURITIES, LLC

By:	/s/ Kevin J. McCarthy
Senior Managing Director
ATTEST:

/s/ Virginia O’Neal